ELECTROGLAS ANNOUNCES FIRST QUARTER

Fiscal 2009 Results

SAN JOSE, CALIF. —September 18, 2008— Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and software solutions for the semiconductor industry, today reported its operating results for the first fiscal quarter ended August 30, 2008.

Revenue for the first quarter of fiscal 2009 was $8.4 million, a 30% decrease over the fourth quarter of fiscal 2008 and a 20% decrease over the first quarter of fiscal 2008. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $4.5 million, or $0.17 per share and $0.16 per share loss on a non-GAAP basis, excluding non-recurring restructuring charges. A reconciliation of non-GAAP operating results to GAAP results is included below.

“The market for probers continued to degrade during the summer months,” said Tom Rohrs, Chairman and CEO. “While we are disappointed in the continuing downturn and its effects on our results in Q1, we are confident that our strategy will enable us to weather the storm.  First, we have completed the positioning of our prober products with literally dozens of customers.  We will benefit when they begin to add meaningful capacity.  Second, we have recast Electroglas as a virtual company with lower fixed costs. Third and finally, we have leveraged our motion control technology into new markets and applications which are starting to pay dividends. I am confident we will emerge from this difficult period as a strong profitable company with newly diversified market opportunities which will establish a new growth trajectory for Electroglas.”

Second Fiscal Quarter 2009 Business Outlook
Electroglas expects revenue for the second fiscal quarter of 2009 to be in the $7.0 - $8.5 million range.

Investor Conference Call Details
Electroglas’ management plans to hold a teleconference today beginning at 2:00 p.m. PT, 5:00 p.m. ET.  Interested parties who wish to attend the teleconference may call (866) 551-3680 (United States) or (212) 401-6760; Participant PIN Code is 6381803#, and is asked to do so approximately 10 minutes before the teleconference is scheduled to begin.  No reservations are required.  The teleconference will be available via webcast from the Company’s website at www.electroglas.com.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers and software solutions for the semiconductor industry.  For more than 40 years, Electroglas has helped integrated device manufacturers (IDMs), wafer foundries and outsourced assembly and test (OSAT) suppliers improve the overall effectiveness of semiconductor manufacturers’ wafer testing. Headquartered in San Jose, California, the company has shipped more than 16,500 systems worldwide. Electroglas’ stock trades on the NASDAQ Capital Market under the symbol “EGLS.” More information about the company and its products is available at www.electroglas.com.

Safe Harbor Statement
This news release contains forward-looking statements including statements relating to Electroglas’ expected revenue for the second fiscal quarter of 2009.  These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, continued downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas’ products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies and an inability to successfully market our precision motion control technology to users outside the wafer probing market.  Electroglas assumes no obligation to update this information.  For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent annual report on Form 10-K for the year ended May 31, 2008, its quarterly reports on Form 10-Q and periodic reports on Form 8-K filed from time to time with the SEC.

- Condensed Financial Statements Attached -

ELECTROGLAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(unaudited)

	Three months ended
	August 30, 2008	September 1, 2007
	(unaudited)	(unaudited)

Net sales	$8,399	$10,491
Cost of sales	7,108	6,895
Gross profit	1,291	3,596
Operating expenses:
Engineering, research, and development	2,036	2,250
Sales, general and administrative	2,819	3,738
Restructuring and impairment charges	254	273
Total operating expenses	5,109	6,261
Operating loss	(3,818)	(2,665)
Interest expense, net	(533)	(93)
Other expense, net	(142)	(172)
Loss before income taxes	(4,493)	(2,930)
Provision for income taxes	15	368
Net loss	$(4,508)	$(3,298)

Net loss per share, basic and diluted	$(0.17)	$(0.13)

Shares used in basic and diluted calculations	26,553	26,326

Reconciliation of GAAP to Non-GAAP Financial Measures Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain unusual charges, gains, or benefits.  Electroglas reports non-GAAP results to better assess and reflect operating performance.  These results are provided as a complement to results provided in accordance with GAAP.  Management believes the non-GAAP measure helps indicate underlying trends in Electroglas’ business, and management uses non-GAAP measures to establish operational goals.  Non-GAAP information should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The following is a reconciliation of GAAP loss to non-GAAP net loss (in thousands).

	Three months ended
	August 30, 2008	September 1, 2007
	(unaudited)	(unaudited)

GAAP loss before income taxes	$(4,493)	$(2,930)
Non-GAAP adjustments:
Restructuring and impairment charges (1)	254	273
Non-GAAP loss before income taxes	(4,239)	(2,657)
Income tax provision (benefit)	15	368
Non-GAAP net loss	$(4,254)	$(3,025)
Non-GAAP net loss per share, basic and diluted	$(0.16)	$(0.11)

(1)
During Q1 2009, the Company accrued restructuring costs for a reduction in force in the United States. During Q1 2008, the Company accrued restructuring costs related to the retention of employees in its Singapore factory of $0.1 million.  The Company also recorded a liability for a reduction in force in Europe of $0.2 million during Q1 2008.

ELECTROGLAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	August 30, 2008	May 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,375	$16,541
Accounts receivable, net	7,773	9,419
Inventories	5,903	5,533
Prepaid expenses and other current assets	2,867	4,396
Total current assets	27,918	35,889
Property, plant and equipment, net	2,425	2,724
Goodwill	1,942	1,942
Other assets	2,579	2,806
Total assets	$34,864	$43,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,282	$6,848
Accrued liabilities	4,223	5,717
Deferred revenue	837	826
Total current liabilities	9,342	13,391
Convertible subordinated notes	23,800	23,610
Other non-current liabilities	2,098	2,442
Stockholders’ equity	(376)	3,918
Total liabilities and stockholders’ equity	$34,864	$43,361

Investor and Shareholder Contact:
Electroglas, Inc.
Candi Lattyak
Investor Relations
(408) 528-3801
clattyak@electroglas.com